Exhibit 99.22

Goldman Sachs Fairness Opinion Dated April 9, 2003

Goldman, Sachs & Co. / 85 Broad Street / New York, New York 10004

Tel. 212-902-1000

PERSONAL AND CONFIDENTIAL

April 9, 2003

Board of Directors

Hughes Electronics Corporation
200 N. Sepulveda Boulevard
El Segundo, CA 90245

Board of Directors

General Motors Corporation
300 Renaissance Center
Detroit, MI 48265

Ladies and Gentlemen:

      You have requested our opinion as to the fairness from a financial point of view to the holders of the Common Stock, par value $0.01 per share (“Hughes Common Stock”), of Hughes Electronics Corporation, a Delaware corporation (“Hughes”), immediately prior to the Merger (as defined below), of the Merger Consideration (as defined below) pursuant to the Agreement and Plan of Merger, dated as of April 9, 2003 (the “Merger Agreement”), by and among Hughes, The News Corporation Limited, an Australia corporation (“News Corp”), and GMH Merger Sub, Inc., a Delaware corporation and indirect wholly owned subsidiary of News Corp (“News Corp Merger Sub”). Undefined capitalized terms used herein shall have the meanings assigned to them in the Merger Agreement. Pursuant to the Merger Agreement, News Corp Merger Sub will merge (the “Merger”) with and into Hughes, with Hughes as the surviving corporation (the “Surviving Corporation”) in the Merger, and, pursuant to the Merger, (i) each issued and outstanding share of Class B Common Stock, par value $0.01 per share (“Hughes Class B Common Stock”), of Hughes will remain outstanding as shares of Class B Common Stock, par value $0.01 per share (“Surviving Corporation Class B Common Stock”), of the Surviving Corporation and will, immediately after the Merger Effective Time, convert into an equal number of shares of Common Stock, par value $0.01 per share (“Surviving Corporation Common Stock”), of the Surviving Corporation such that no shares of Surviving Corporation Class B Common Stock will thereafter be outstanding (the “Class B Conversion”), (ii) each issued and outstanding share of capital stock of News Corp Merger Sub will be converted into shares of Surviving Corporation Common Stock, such that immediately following the Merger Effective Time and the Class B Conversion, News Corp will own, including the shares described in (i) above, 34% of the issued and outstanding shares of Surviving Corporation Common Stock, and (iii) each issued and outstanding share of Hughes Common Stock (other than shares held by News Corp or any subsidiary of News Corp) will be converted into (x) a fraction of a share of Surviving Corporation Common Stock, such that immediately following the Merger Effective Time and the Class B Conversion, the holders of Hughes Common Stock immediately prior to the Merger will own 66% of the issued and outstanding shares of Surviving Corporation Common Stock, and (y) a number of American Depositary Shares of News Corp (“News Corp Preferred ADSs”), each of which represents four Preferred Limited Voting Ordinary Shares of News Corp (“News Corp Preferred Shares”), equal to the product of (1) the Purchaser Fraction and (2) $14.00 divided by the Adjusted Purchaser Stock Price (subject to the first two provisos below, the “Exchange Ratio”); provided, however, that (A) if such Adjusted Purchaser Stock Price is equal to or greater than $26.88, then such Adjusted Purchaser Stock Price shall be deemed to be equal to $26.88 and (B) if such Adjusted Purchaser Stock Price is equal to or less than $17.92, then such Adjusted Purchaser Stock Price shall be deemed to equal $17.92; provided further that if the 20-Day Average Purchaser Stock Price (measured as of the date of determination rather than the Closing Date) is less than $14.08 at any time between April 9, 2003 and the Closing Date and the appropriate notices are given by General Motors Corporation (“GM”) and News Corp, then the Exchange Ratio will be the greater of (A) the Exchange Ratio without giving effect to this proviso and (B) the quotient resulting from dividing (i) $11.00 by (ii) the 20-Day Average Purchaser Stock Price; and provided further, that at the election of News Corp, News Corp may elect to pay an amount in cash in lieu of all or a portion of the News Corp Preferred ADSs, all in accordance with the terms and conditions, and subject to certain rights and limitations, set forth and as more fully described in the Merger Agreement (the consideration in (x) and (y) are, collectively, the “Merger Consideration”).

      You have informed us that prior to the Merger Effective Time, among other things:

      (a) Prior to and as a condition of the Split-Off (as defined below), Hughes will declare and pay to GM a special dividend consisting of $275 million in cash (the “Special Dividend”). Prior to the time the Split-Off becomes effective (the “Split-Off Effective Time”), GM and Hughes will take all actions necessary so that GM will hold, immediately prior to the Split-Off Effective Time, (1) a number of shares of Hughes Common Stock (which shares of Hughes Common Stock will be distributed to the holders of Class H Common Stock, par value $0.10 per share (“GM Class H Common Stock”) of GM, in the Split-Off described below) equal to the number of shares of GM Class H Common Stock outstanding as of immediately prior to the Split-Off Effective Time and (2) a number of shares of Hughes Class B Common Stock determined in accordance with the Stock Purchase Agreement (as defined below), the GM Charter Amendment (as defined below) and the GM Certificate of Incorporation (as defined below). Pursuant to and as more fully described in the Stock Purchase Agreement, dated as of April 9, 2003 (the “Stock Purchase Agreement”), by and among News Corp, Hughes and GM, by means of an amendment (the “GM Charter Amendment”) of the Restated Certificate of Incorporation of GM (the “GM Certificate of Incorporation”), GM will distribute to the holders of record of GM Class H Common Stock as of immediately prior to the Split-Off Effective Time shares of Hughes Common Stock in exchange for all of the outstanding shares of GM Class H Common Stock (on a share-for-share basis) in accordance with the GM Certificate of Incorporation, as amended pursuant to the GM Charter Amendment, and the GM Class H Common Stock will then be redeemed and cancelled (the “Split-Off”). GM and Hughes will consummate the business separation of Hughes from GM pursuant to the Separation Agreement (the “Separation,” and together with the Split-Off and Special Dividend, the “Hughes Separation Transactions”); and

      (b) Pursuant to the Stock Purchase Agreement and simultaneously with the Split-Off, GM will sell to News Corp and News Corp shall purchase from GM all of GM’s shares of Hughes Class B Common Stock held as of immediately prior to the Split-Off for a purchase price of (i) $14.00 per share in cash for 80% of the shares of Hughes Class B Common Stock purchased by News Corp, and (ii) shares of News Corp Preferred ADSs based on the Exchange Ratio described above for 20% of the shares of Hughes Class B Common Stock purchased by News Corp; provided, however, that at the election of News Corp, News Corp may elect to pay an amount in cash in lieu of all or a portion of the News Corp Preferred ADSs, all in accordance with the terms and conditions, and subject to certain rights and limitations, set forth and as more fully described in the Stock Purchase Agreement (the “Stock Sale”).

      Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements as well as for estate, corporate and other purposes. We are familiar with Hughes and GM having provided certain investment banking services to Hughes and GM from time to time (and are currently providing investment banking services to GM), including (i) having acted as financial advisor to Hughes in its purchase of an equity interest in THOMSON multimedia S.A. (“THOMSON”) in December 1998; (ii) having acted as underwriter with respect to the initial public offering of 100 million shares of Common Stock of Delphi Automotive Systems Corporation, a wholly owned subsidiary of GM at the time of such offering (“Delphi”), in February 1999; (iii) having acted as financial advisor to Hughes in connection with its acquisition of the medium power direct broadcast satellite business of PRIMESTAR Inc. in April 1999; (iv) having acted as underwriter in connection with the Delphi offering of aggregate principal amount $500 million of 6.15% Notes due May 2004, of aggregate principal amount $500 million of 6.50% Notes due May 2009, and of aggregate principal amount $500 million of 7.125% Notes due May 2029 in April 1999; (v) having acted as underwriter with respect to certain GMAC mortgage securitizations of aggregate principal amount $1 billion in June 1998, aggregate principal amount $1.362 billion in February 1999, aggregate principal amount $1.0 billion in June 1999 and aggregate principal amount $1.150 billion in October 1999; (vi) having acted as agent with respect to the Delphi stock repurchase program in May 2000; (vii) having acted as bookrunner and placement agent in connection with the DIRECTV Enterprises, Inc., a wholly owned subsidiary of Hughes (“DIRECTV Enterprises”), offering of 4.1 million ordinary shares of THOMSON in August 2001 and the DIRECTV Enterprises offering of 8.8 million ordinary shares of THOMSON in August 2002; (viii) having acted as bookrunner in connection with the GM Nova Scotia Finance Company offering of aggregate principal amount $750 million of 6.85% Notes due October 2008 in October 2001; (ix) having acted as underwriter in connection with the GM offering of aggregate principal amount $1.15 billion 4.5% Series A Convertible Senior Debentures due 2032 and the GM offering of aggregate principal amount $2.6 billion 5.25% Series B Convertible Senior Debentures due 2032 in March 2002; (x) having acted as agent in connection with various medium term notes issues for affiliates of GMAC during the past three years; (xi) having acted as financial advisor to Hughes in connection with its proposed merger transaction with EchoStar Communications Corporation which was terminated prior to consummation; (xii) having acted as bookrunner in connection with the offering by DIRECTV Holdings LLC, a wholly owned subsidiary of Hughes (“DIRECTV Holdings”), of aggregate principal amount $1.4 billion 8 3/8% Notes due March 2013 in February 2003; (xiii) having acted as financial advisor to GM in its sale of its defense business to General Dynamics Corporation, which transaction closed in March 2003; and (xiv) having acted as documentation agent for DIRECTV Holdings for $1.675 billion of senior secured credit facilities in March 2003. In addition, we have acted as financial advisor to Hughes in connection with, and have participated in certain of the negotiations leading to, the definitive agreements relating to the Merger and certain related transactions. We also have provided investment banking services to News Corp and its affiliates from time to time, including (i) having acted as joint bookrunning underwriter in connection with the public offering of 19.06 million shares of Common Stock, par value £0.5 per share (“BSkyB Common Stock”), of British Sky Broadcasting (“BSkyB”) (News Corp currently owns approximately 36% of the equity of BSkyB) in March 2000; (ii) having acted as financial advisor to BSkyB in connection with its acquisition of a 24% equity stake in KirchPayTV GmbH (Kirch Gruppe) announced in May 2000 and its acquisition of Sports Internet Group Plc announced in September 2000; (iii) having acted as bookrunner with respect to certain block trades of BSkyB Common Stock in August 2000; and (iv) having acted as bookrunner with respect to certain block trades of Fox Entertainment Group, Inc. Class A Common Stock in November 2002. John Thornton, President and Co-Chief Operating Officer of The Goldman Sachs Group, Inc., is a member of the Board of Directors of BSkyB and is expected to be a member of the Board of Directors of the Surviving Corporation. Goldman, Sachs & Co. may provide investment banking and advisory services to GM, Hughes, News Corp and their respective affiliates in the future. Goldman, Sachs & Co. provides a full range of financial, financing and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Hughes (after the Split-Off), GM, News Corp or their respective affiliates for its own account or the accounts of customers.

      In connection with this opinion, we have reviewed, among other things, the Merger Agreement; the Separation Agreement; the Stock Purchase Agreement; the GM Charter Amendment; the GM Certificate of Incorporation; the Amended and Restated Certificate of Incorporation of Hughes; the Amended and Restated Bylaws of Hughes; Annual Reports to the stockholders of GM for the five years ended December 31, 2002; Annual Reports on Form 10-K of Hughes for the four years ended December 31, 2002; Annual Reports to stockholders of News Corp and Reports on Form 20-F for the five years ended June 30, 2002; certain interim reports to stockholders of News Corp; certain other communications from GM and News Corp to their respective stockholders; and certain internal financial analyses and forecasts for Hughes prepared by its management. We also have held discussions with members of the senior management of Hughes and News Corp regarding their assessment of the past and current business operations, financial condition, and future prospects of their respective companies and of the strategic rationale for, and potential benefits of, the Merger and related transactions. In addition, we have reviewed the reported price and trading activity for the shares of GM Class H Common Stock, ordinary shares of News Corp, News Corp Preferred Shares, American Depositary Shares representing ordinary shares of News Corp, and News Corp Preferred ADSs; compared certain financial information for Hughes and News Corp with similar information for certain other companies the securities of which are publicly traded; compared certain stock market information for Hughes and News Corp with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the communications, direct-to-home satellite broadcast and media industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

      We have relied upon the accuracy and completeness of all of the financial, accounting, tax and other information discussed with or reviewed by us and have assumed the accuracy and completeness thereof for purposes of this opinion. In that regard, we have assumed, with your consent, that the internal financial forecasts prepared by the management of Hughes have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Hughes. With respect to the expected future performance of News Corp, with your consent, we did not receive internal analyses and forecasts from News Corp, and, as a result, our review was generally limited to discussions with senior management of News Corp, including discussions regarding certain research analysts’ earnings estimates of News Corp and with respect to such research analysts’ earnings estimates, News Corp senior management advised us that they represent reasonable estimates with respect to the future financial performance of News Corp. We also have assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transactions contemplated by the Merger Agreement will be obtained without any adverse effect on Hughes, GM or News Corp. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any derivative or off-balance sheet assets and liabilities) of Hughes or News Corp or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Boards of Directors of GM and Hughes in connection with their consideration of the Merger and certain related transactions and such opinion does not constitute a recommendation as to how any holder of GM Class H Common Stock or Common Stock, par value $1 2/3 per share (“GM $1 2/3 Common Stock”) of GM should vote with respect to the Merger, the Special Dividend, the Hughes Separation Transactions, the Stock Sale or any related matters.

      You have informed us that the Boards of Directors of GM and Hughes are considering the Merger in the context of the Hughes Separation Transactions, the Stock Sale and certain related transactions. For purposes of our analyses, we have been advised and have assumed that the Hughes Separation Transactions, the Stock Sale, the Class B Conversion and certain related transactions will be completed as contemplated by the Merger Agreement, the Separation Agreement, the Stock Purchase Agreement and certain related agreements contemplated thereby (including with respect to the tax treatment of each of such transactions), and we took into account the terms of such transactions, among other things, in our analyses. However, we express no opinion whatsoever concerning any aspect of the Hughes Separation Transactions, the Stock Sale and related transactions or the likelihood of their consummation. In particular, we are not opining as to the fairness of any aspect of the Hughes Separation Transactions, the Stock Sale or related transactions or as to the fairness to, or as between, each of GM and the holders of the GM Class H Common Stock, respectively, of the consideration to be provided to GM and to the holders of the GM Class H Common Stock in the Hughes Separation Transactions, the Stock Sale or related transactions. Furthermore, you have advised us that GM expects to receive from other financial advisors opinions as to the fairness from a financial point of view to each of the holders of the GM $1 2/3 Common Stock as a class and the GM Class H Common Stock as a class of the consideration to be provided to GM and to the holders of the GM Class H Common Stock, as applicable, in the Hughes Separation Transactions, the Stock Sale and the Merger. Our opinion necessarily is based upon information available to us and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion is directed only to the fairness from a financial point of view of the Merger Consideration, and as such does not in any respect address GM’s or Hughes’ underlying business decision to effect the Merger, the Hughes Separation Transactions, the Stock Sale or any related transactions. We also express no opinion herein as to the prices at which the shares of Surviving Corporation Common Stock may trade if and when they trade publicly (or the prices at which the News Corp Preferred ADSs may trade following the execution of the Merger Agreement or upon issuance in the Merger). In addition, we express no opinion as to the relative merits of the Merger and alternative potential transactions.

      Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof and based on current market conditions the Merger Consideration is fair from a financial point of view to the holders of Hughes Common Stock (other than News Corp and its affiliates, if holders of such shares) immediately prior to the Merger.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

(GOLDMAN, SACHS & CO.)